EXHIBIT 99.1

SeaSpine Announces Preliminary Results for Third Quarter 2018

Increases 2018 Financial Outlook

CARLSBAD, CA. (October 2, 2018) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today preliminary financial results for the three-months ended September 30, 2018.

Preliminary and unaudited revenue for third quarter 2018 is expected to be in the range of $35.5 to $36.0 million, reflecting approximately 12% to 13% growth compared to the prior year period. Compared to third quarter 2017, total U.S. revenue is expected to increase between 12% to 13% to approximately $31.5 to $31.8 million, with both U.S. Orthobiologics and U.S. Spinal Implants revenue expected to increase more than 10%. International revenue is expected to increase between 14% and 20% to approximately $4.0 to $4.2 million.

Cash and cash equivalents at September 30, 2018 are expected to be approximately $11.5 million. The Company borrowed $3.0 million of cash under its credit facility during the third quarter of 2018 and had $7.3 million of outstanding borrowings under the credit facility as of September 30, 2018. The Company has not sold any shares of its common stock under its $50 million “at the market” equity offering program.

“We are pleased by our revenue results for the third quarter, which reflect solid revenue growth across all portfolios,” said Keith Valentine, President and Chief Executive Officer. “This momentum is driven by increasing market penetration from our recently launched products, a more engaged and increasingly exclusive distributor network, and from a deeper commitment in our organization to customer experience and medical education and training. We are confident that we are well positioned to sustain this growth as we continue to deliver cost effective procedural solutions to surgeons and hospitals to improve the quality of patient lives.”

2018 Financial Outlook
SeaSpine is increasing its full-year 2018 revenue guidance range to $141 to $142 million, up from $136 to $139 million, reflecting growth of approximately 6% to 9% over full-year 2017 revenue.

Upcoming Investor Conferences
As previously announced, SeaSpine management is scheduled to present at the Ladenburg Thalmann 2018 Healthcare Conference in New York, NY today, October 2 at 3:00pm ET. SeaSpine management is also scheduled to present at the Cantor Global Healthcare Conference in New York, NY on Wednesday, October 3 at 9:10am ET. A live webcast of both presentations will be available on the Investor Relations page of the Company’s website at www.seaspine.com. A replay of each presentation will be available on the website for 30 days following the event.

About SeaSpine
SeaSpine (www.seaspine.com) is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal implants solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal implants portfolio consists of an extensive line of products to facilitate spinal fusion in minimally invasive surgery (MIS), complex spine, deformity and degenerative procedures. Expertise in both orthobiologic sciences and spinal implants product development allows SeaSpine to offer its surgeon customers a differentiated portfolio and a complete procedural solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in over 30 countries worldwide.

Forward-Looking Statements
SeaSpine cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that are based on the Company's current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: the Company’s preliminary revenue results for the third quarter; the Company’s ability to sustain revenue growth in the future; and the Company’s expectations for full-year 2018 revenue. In addition, this release contains preliminary financial results for third quarter 2018. These preliminary results for the third quarter of 2018 are not a comprehensive statement of our financial results for the quarter and provided prior to completion of all internal and external review and audit procedures and therefore are subject to adjustment. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: surgeons’ willingness to continue to use the Company’s existing products and to adopt its newly launched products, including the risk that the Company’s products do not demonstrate adequate safety or efficacy, independently or relative to competitive products, to support expected levels of demand or pricing; the ability of newly launched products to perform as designed and intended and to meet the needs of surgeons and patients, including as a result of the lack of clinical validation of products in limited commercial (or “alpha”) launch; the Company’s ability to attract new, high-quality distributors, whether as a result of inability to reach agreement on financial or other contractual terms or otherwise, disruption to the Company’s existing distribution network as new distributors are added, and the ability of new distributors to generate growth or offset disruption to existing distributors; continued pricing pressure, whether as a result of consolidation in hospital systems, competitors or others, as well as exclusion from major healthcare systems, whether as a result of unwillingness to provide required pricing or otherwise; the risk of supply shortages and the associated, potentially long-term disruption to product sales, including as a result of the Company’s dependence on a limited number of third-party suppliers for components and raw materials, or otherwise; unexpected expense and delay, including as a result of developing and supporting the launch of new products, the fact that newly launched products may require substantial additional development activities, which could introduce further expense and delay, or as a result of obtaining regulatory clearances; the Company’s ability to continue to invest in product development and sales and marketing initiatives at levels sufficient to drive future revenue growth, including as a result of its inability to obtain funding on a timely basis on acceptable terms, or at all; general economic and business conditions in the markets in which the Company does business, both in the U.S. and abroad; and other risks and uncertainties more fully described in the Company’s news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Lynn Pieper Lewis
(415) 937-5402
ir@seaspine.com